Independent Auditors' Consent


To the Shareholders and Board of Directors of The Hanover Investment Funds, Inc.:

We consent to the use of our report dated January 19, 1996 with respect to The Hanover U.S. Government Securities Fund and The Hanover American Value Fund incorporated herein by reference and to the references to our Firm under the heading "Financial Highlights" in the Prospectuses.


                                        /s/ KPMG Peat Marwick LLP


New York, New York
March 7, 1996